Exhibit 99.1

SAMSON OIL & GAS LODGES 30 JUNE 2011 FINANCIAL REPORT AND 30 JUNE 2011 FORM 10-K

Denver September 13th 2011, Perth September 14th, 2011

Samson Oil & Gas Limited (AMEX: SSN; ASX: SSN) today lodged its fiscal 2011 Financial Report (using International Financial Reporting Standards) with the ASX and filed its fiscal 2011 Form 10-K (including financial statements using US Generally Accepted Accounting Principles) for the year ended 30 June 2011. A copy of both reports is available in full on the Company’s website (www.samsonoilandgas.com).  All references are to US$’s.

Highlights of the results for the year ended 30 June 2011 include:

•	Net profit, under IFRS, after income tax expense of $47.3 million compared to a net profit after income tax benefit of $0.8 million in the prior year.

•	Net profit, under US GAAP, after income tax expense of $54.1 million compared to a net loss after income tax benefit of $24.1 million in the prior year.

•	A 225% increase in gross profit, under IFRS, (excluding discontinued operations) from $0.8 million for the year ended 30 June 2010 to $2.6 million for the year ended 30 June 2011.

•	A 200% increase in gross profit, under US GAAP, (excluding discontinued operations) from $0.8 million for the year ended 30 June 2010 to $2.4 million for the year ended 30 June 2011

•	Increase in net assets, under IFRS, from $25.1 million as at 30 June 2010 to $76.5 million as at 30 June 2011.

•	Increase in net assets, under US GAAP, from $18.9 million as at 30 June 2010 to $77.9 million as at 30 June 2011.

•	Increase in cash and cash equivalents, under both IFRS and US GAAP, from $5.8 million as at 30 June 2010 to $58.4 million as at 30 June 2011.

•	Decrease in borrowings, under both IFRS and US GAAP, from $11.3 million as at 30 June 2010 to nil as at 30 June 2011

•
A 109% increase in oil production from 30,719 barrels in the prior year to 64,405 barrels for the current year. Gas production decreased 36% from 668,000 mcf of gas in the prior year to 423,000 mcf in the current year, following the sale of the Company’s interest in the Jonah and Lookout Wash properties.

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange AMEX under the symbol "SSN".  Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 1,996 million ordinary shares issued and outstanding (including 250 million options exercisable at AUD 1.5 cents), which would be the equivalent of 99.8 million ADSs.  Accordingly, based on the NYSE AMEX closing price of US$2.50 per ADS on September 13th, 2011 the Company has a current market capitalization of approximately US$244.0 million.  Correspondingly, based on the ASX closing price of A$0.12 on September 13th, 2011, the Company has a current market capitalization of A$234.5 million.  The options have been valued at their closing price of A$0.10 on September 13th, 2011 and translated to US$ at the current exchange of 1.0343 for purposes of inclusion in the US$ market capitalization calculation.

For and on behalf of the board of
SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's report on Form 10-K, which is available at www.sec.gov/edgar/searchedgar/webusers.htm.